Exhibit 99.1

FOR RELEASE: Wednesday, May 20, 2015

Berkeley Heights, NJ

May 20, 2015

AUTHENTIDATE REPORTS FISCAL 2015 THIRD QUARTER RESULTS

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based revenue cycle management applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month and nine-month periods ended March 31, 2015.

Business Highlights for the Third Quarter:

•	Revenues of $769,000

•	Improved gross margin for the quarter to approximately 58.5% compared to 31.6% in the prior year quarter

•	Expanded commercial pipeline of qualified deals

Ian Bonnet, Chief Executive Officer of Authentidate, stated, “Over the last two months we have been working diligently to build a stronger, more diverse portfolio of business by strengthening our pipeline of viable and probable commercial market opportunities and enhancing management discipline throughout the organization. We are currently working on additional transactions to secure financing to support our on-going operations and fund the next phase of our enterprise strategy. At the same time, we have refined our sales disciplines and delivery methodologies to increase our pipeline of commercial telehealth prospects and to advance our Inscrybe business. We have also been winding down operations related to our contract with the VA. As we move forward, I am increasingly encouraged by the number of viable commercial opportunities in our pipeline.”

“We have made infrastructure enhancements to our Inscrybe product line and received positive feedback from our customer base and we’ve made enhancements to our telehealth solutions that further differentiate our offerings. These technical enhancements combined with our operating improvements lay the foundation for growth and self-sustainability,” Bonnet continued. “The progress in just a couple of months is noteworthy, and the conversations with existing customers and advanced-stage conversations we are having with potential customers and partners further affirm my optimism for the utility of our solutions and their ability to address market demands.”

Third Quarter Financial Results

Revenues for the quarter ended March 31, 2015 were $769,000 compared to $1.2 million for the prior year period. The decrease in revenues for the quarter is due primarily to lower telehealth equipment sales and lower transaction volumes from our hosted software services.

Operating loss for the quarter ended March 31, 2015 was $2.4 million compared to $1.7 million for the prior year period. Net loss for the quarter was $2.4 million, or $0.06 per share, compared to $1.6 million, or $0.04 per share, for the prior year period. These increases are due primarily to the increase in SG&A and product development expenses related to higher personnel, severance, legal and consulting expenses and do not give effect to the impact of our recent reduction in force and other cost cutting measures implemented in March 2015.

“We expect the cost cutting measures we have implemented through the end of the quarter to result in annualized operating cost savings of approximately $2.8 million which we believe will offset the reduction in gross margin from our VA project and further reduce our monthly cash burn,” commented William Marshall, Authentidate’s Chief Financial Officer. “We are focused on converting our growing pipeline of commercial opportunities into near-term revenues to further reduce our burn rate and reach self-sustainability.”

Year-to-Date Financial Results

Revenues for the nine months ended March 31, 2015 were $3.2 million compared to $4.5 million for the prior year period. The decrease in revenues for the period is due primarily to lower telehealth equipment sales and lower transaction volumes from our hosted software services.

Operating loss for the nine months ended March 31, 2015 was $6.6 million compared to $5.0 million for the prior year period. Net loss for the nine month period was $6.6 million, or $0.17 per share, compared to $5.0 million, or $0.20 per share, for the prior year period. The increases in operating loss and net loss for the nine month period are due primarily to the increase in SG&A and product development expenses and reflect the same trends as the quarter.

Balance Sheet

Following the end of the quarter, we extended the term of one of our short-term notes and added new short-term debt financing resulting in gross proceeds of $500,000. We have cut operating expenses to reduce our cash needs and we are continuing to explore additional cost saving opportunities and financing transactions to improve our capital position and meet our working capital requirements. As of March 31, 2015 cash and cash equivalents were approximately $295,000.

Conference Call Details

Management will host a conference call on Wednesday, May 20, 2015, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 407-8293 and the dial in number for international callers is (201) 689-8349. Or, participants may access a live webcast of the conference call by clicking the link listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events

A dial-in replay of the call will be available through May 27, 2015. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 13608540. A link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events & Presentations page at http://www.authentidate.com/investors/investor-events.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based revenue cycle management applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Financial Tables Follow -

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	March 31, 2015 (Unaudited)	June 30, 2014

Assets
Current assets
Cash and cash equivalents	$295	$1,084
Restricted cash	256	256
Marketable securities	—	210
Accounts receivable, net	389	508
Inventory	918	2,937
Prepaid expenses and other current assets	351	259

Total current assets	2,209	5,254
Property and equipment, net	382	448
Other assets
Licenses, net	1,831	1,933
Other assets, net	531	593

Total assets	$4,953	$8,228

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$2,178	$2,806
Notes payable, net of unamortized discount	1,038	—
Deferred revenue	94	78

Total current liabilities	3,310	2,884
Long-term deferred revenue	121	126

Total liabilities	3,431	3,010

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on March 31, 2015 and June 30, 2014, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 41,919 and 38,511 shares issued and outstanding on March 31, 2015 and June 30, 2014, respectively	42	39
Additional paid-in capital	204,744	201,492
Accumulated deficit	(203,333)	(196,382)

Total shareholders’ equity	1,522	5,218

Total liabilities and shareholders’ equity	$4,953	$8,228

- More -

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2015	2014	2015	2014

Revenues
Hosted software services	$470	$523	$1,459	$1,720
Telehealth products and services	299	698	1,709	2,766

Total revenues	769	1,221	3,168	4,486
Operating expenses
Cost of revenues	319	835	1,663	3,072
Selling, general and administrative	2,319	1,602	6,435	5,071
Product development	310	275	1,049	780
Depreciation and amortization	200	191	599	569

Total operating expenses	3,148	2,903	9,746	9,492

Operating loss	(2,379)	(1,682)	(6,578)	(5,006)
Other (expense) income, net	(70)	101	(70)	(26)

Net loss	$(2,449)	$(1,581)	$(6,648)	$(5,032)

Basic and diluted loss per common share	$(0.06)	$(0.04)	$(0.17)	$(0.20)

Comprehensive operations
Net loss	$(2,449)	$(1,581)	$(6,648)	$(5,032)

Comprehensive loss	$(2,449)	$(1,581)	$(6,648)	$(5,032)

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